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                                                                     Exhibit 5.1

                           FULBRIGHT & JAWORSKI L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103


January 26, 2001


Regeneration Technologies, Inc.
One Innovation Drive
Alachua, Florida  32615

Ladies and Gentlemen:

            We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Regeneration Technologies, Inc., a Delaware corporation (the "Company"), relating to 4,406,400 shares of the Company's Common Stock, $0.001 par value ("Common Stock") to be issued pursuant to the Regeneration Technologies, Inc. Omnibus Stock Plan (the "Plan").

            As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Plan, and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

            We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                          Very truly yours,


                                          /s/ Fulbright & Jaworski L.L.P.